Exhibit 99.1

NEWS RELEASE for January 11, 2005 at 4:05 PM EST

Contact:	Allen & Caron Inc		CLOSURE Medical Corp
	Joe Allen (investors)	Len Hall (media)	Benny Ward, CFO
	212-691-8087	949-474-4300	919-876-7800
	joe@allencaron.com	len@allencaron.com

CLOSURE MEDICAL PROVIDES 2005 FINANCIAL GUIDANCE

RALEIGH, NC (January 11, 2005) … CLOSURE Medical Corporation (Nasdaq:CLSR), a global leader in biomaterial-based medical devices, today reported its financial guidance for fiscal year 2005.

The Company expects 2005 total revenues in the range of $46.0 to $50.0 million, an increase of 19 percent using the midpoint of $48.0 million compared to the 2004 revenue guidance midpoint of $40.5 million. The Company expects that the majority of revenue growth will come from DERMABOND Topical Skin Adhesive products, including continued penetration of its ProPen products. The Company estimates that DERMABOND products will represent at least 80 percent of total revenues with the remainder to come primarily from the BAND-AID® Brand Liquid Bandage and OMNEX™ Surgical Sealant products. BAND-AID® Brand Liquid Bandage revenue growth in 2005 is forecasted to decline as compared to 2004 as a result of competition and pricing pressures in the US over-the-counter adhesive bandage category that began last year. The Company expects this decline to be partially offset by the new revenue contribution from OMNEX™ Surgical Sealant, the Company’s first product to be used inside the body. The Company expects to receive CE Mark approval in the first quarter which would allow for distribution of the product in Europe. Currently, the Company is in discussions with a multi-national medical device company to distribute OMNEX™ Surgical Sealant and expects a European launch during the first half of 2005.

Net income before non-cash stock option expense for 2005 is expected to be in the range of $11.2 to $12.2 million, or 23 to 25 percent of revenue, when using the midpoint of the 2005 revenue guidance range of $48.0 million. Based on 16.0 million shares outstanding, earnings per share before non-cash stock option expense for 2005 is estimated to be $0.70 to $0.76 versus the 2004 guidance of $0.59 to $0.62 per share, which represents an increase of approximately 21 percent using the midpoints of each range. Net income before non-cash stock option expense and earnings per share before non-cash stock option expense are non-GAAP financial measures. Pursuant to recently adopted rule amendments by the Financial Accounting Standards Board, GAAP now requires that compensation expense relating to stock options be included in the Company’s results of operations beginning in the third quarter of 2005. Preliminary estimates of the non-cash stock option expense for 2005, based on the number of stock options currently outstanding and calculated using assumptions consistent with those disclosed in the 2004 quarterly filings, approximates $2.7 million net of tax, or $0.17 per share. While the Company has attempted to estimate the non-cash stock option expense to be recorded in the second half of

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2005, the actual expense may vary materially depending on the assumptions and methodologies used in implementing this new accounting standard as well as the number of stock options outstanding during the 2005 period.

Gross margins are expected to remain strong, approximately 75 to 77 percent, due to a product mix of at least 80 percent of the higher-margin DERMABOND products and increased manufacturing efficiencies in 2005. Operating margins are expected to remain strong as well, despite considerable planned investments in research and development, approximately 20 to 25 percent of total revenues, related to the topical wound care and internal surgical sealant platforms. Increased general and administrative expenses during 2005 will support business development efforts of OMNEX™ Surgical Sealant, especially the European launch.

Daniel A. Pelak, President & Chief Executive Officer, commented, “We believe the execution of our operating plan and potential opportunities offered by our technology will move our business forward during 2005. We expect DERMABOND adhesive to be a solid revenue contributor in 2005 as we continue to build our topical wound care platform of products. Complementing our topical platform will be OMNEX™ Surgical Sealant, one of the more significant milestones in the Company’s history as it is our first product to be used inside the body. We are encouraged about the potential long-term value of OMNEX™ sealant and other product opportunities within our surgical sealant platform, given the feedback from physicians.”

Pelak added, “Continued focus and execution will be imperative to our success in 2005 as we build our biomaterial technology platforms. This organization is poised and committed to make it happen.”

The Company expects to generate net cash flow of approximately $15.0 million in 2005. Operations are estimated to generate approximately $15.6 million offset by investments in long-term assets which are expected to be approximately $2.5 million.

Guidance Conference Call

CLOSURE Medical will conduct a live webcast today, January 11, 2005, at 4:30 p.m. EST to discuss the Company’s expectations for fiscal year 2005. To access the live webcast go to the Company’s website, www.closuremed.com.

About CLOSURE Medical Corporation

CLOSURE Medical Corporation is a global leader in the development and manufacture of innovative biomaterial-based medical devices that fulfill the needs of healthcare practitioners, patients and consumers.

For additional information on CLOSURE Medical visit its website at www.closuremed.com or visit the “Clients” section of the Allen & Caron website at www.allencaron.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties or other factors not under the Company’s control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to the early stage of commercialization of the Company’s products; the ability of the Company to increase the efficiencies in its manufacturing processes; the effectiveness of initiatives launched in response to the Company’s competitors’

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product introductions; the progress and success of its research and development programs for future products; the success of its clinical study for OMNEX™ Surgical Sealant and future clinical studies; the successful enrollment of current and future clinical studies; the need for regulatory approval and effects of governmental regulation; technological uncertainties; the inventory management policies adopted by the Company’s marketing partners; end-user growth for the products sold by the Company’s marketing partners; the Company’s success in securing marketing partners for future products; the satisfactory conclusion of negotiations with, and dependence on marketing partners, and dependence on patents and trade secrets, as well as those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee such results. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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